Exhibit 99.1

419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S   R E L E A S E

Date:	May 23, 2006
Contact:	Wade F. B. Thompson or Peter B. Orthwein
THOR REPORTS RECORD QUARTER AND NINE MONTHS SALES, NET INCOME, AND E.P.S.;
QUARTER E.P.S. OF 90¢ SUBSTANTIALLY EXCEEDS ANALYSTS RECENTLY INCREASED
CONSENSUS ESTIMATES.
Thor Industries, Inc. (NYSE:THO), the largest manufacturer of recreation vehicles and a major builder of commercial buses, announced today record sales, net income, and E.P.S. for the third quarter and nine months ended April 30, 2006.
Net income for the quarter was $51,139,000, the highest in the company’s history and up 55% from $32,950,000 last year. E.P.S. for the quarter were 90¢, up 55% from 58¢ last year. Sales for the quarter were $857,615,000, up 18% from $728,693,000 last year.
Net income for the nine months was a record $126,378,000, up 43% from $88,660,000 last year. E.P.S. for the nine months were $2.23, up 43% from $1.56 last year. Sales for the nine months were $2,260,985,000, up 19% from $1,898,460,000 last year.
RV sales in the quarter were a record $776,636,000, up 17% from $662,790,000 last year. RV sales in the 9 months were $2,030,668,000, up 18% from $1,724,113,000 last year. RV income before tax was $79,644,000 in the quarter, up 55% from $51,540,000 last year and $201,607,000 in the 9 months, up 43% from $140,718,000 last year. Towables income before tax was up 63% and motorized income before tax was up 5% in the quarter.
Bus sales in the quarter were a record $80,979,000, up 23% from $65,903,000 last year. Bus sales in the 9 months were $230,317,000 up 32% from $174,347,000 last year. Bus income before tax in the quarter was $2,034,000, down 23% from $2,641,000 last year and $6,013,000 in the 9 months, up 18% from $5,109,000 last year. Corporate costs in the quarter were $1,536,000 versus $2,027,000 last year and $7,372,000 in the nine months versus $4,749,000 last year.
“These E.P.S. results are well in excess of Wall Street’s recently increased consensus estimates of 78¢ per share for the quarter. Importantly, our gross and net margins are significantly improved over prior years, resulting from increased revenues, lower manufacturing, warranty, selling, general and administration expenses as a percentage of sales. We continue to outperform the RV industry in both segments, motor homes and towables. Our ongoing capital expenditures, process improvements, and plant expansions are yielding better products and quality, driving increased margins and setting Thor apart from RV competitors. We expect these positve trends to continue,” said Wade F. B. Thompson, Thor Chairman.
“Industry unit retail sales of travel trailers and fifth wheels are even through March according to Statistical Surveys, Inc. Thor’s unit retail sales are up 3% to 15,917 units, larger than its next 3 competitors combined. Thor now has 32.1% of the segment, up from 31.1% last year. Industry unit retail sales of motor homes are down 19% through March while Thor is down only 1%. Thor is now the number 3 manufacturer of motor homes, up from number 5 last year, with 13.1% of the motor home segment, up from 10.8% last year. Statistical Surveys retail sales excludes Canada. The strong Canadian dollar is resulting in increased exports from the U.S. to Canada, which are not reflected in Statistical Survey’s numbers. We began the fourth quarter with a record backlog of $698 million, up 53% from last year, cash and short term investments of $266 million, more than double last year, and $115 million more working capital than last year, all of which bodes well for continuing growth,” Thompson added.
Thor’s quarterly dividend of 7¢ per share will be paid on July 5, 2006 to stockholders of record on June 15, 2006.
This release includes “forward looking statements” that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company’s expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company’s filings with the Securities and Exchange Commission

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2006 and 2005
$000 except per share — unaudited

	3 MONTHS ENDED APRIL 30				9 MONTHS ENDED APRIL 30
	2006	%	2005	%	2006	%	2005	%

Net sales	$857,615		$728,693		$2,260,985		$1,898,460

Gross profit	$128,011	14.9%	$94,035	12.9%	$329,616	14.6%	$252,642	13.3%

Selling, general and administrative	$50,080	5.8%	$42,901	5.9%	$135,178	6.0%	$114,473	6.0%

Amortization of intangibles	$237	—	$259	—	$712	—	$730	—

Interest income (net)	$2,205	.3%	$536	.1%	$5,353	.2%	$1,771	.1%

Other income	$243	—	$743	.1%	$1,169	.1%	$1,868	.1%

Income before taxes	$80,142	9.3%	$52,154	7.2%	$200,248	8.9%	$141,078	7.4%

Taxes	$29,003	3.4%	$19,204	2.6%	$73,870	3.3%	$52,418	2.8%

Net income	$51,139	6.0%	$32,950	4.5%	$126,378	5.6%	$88,660	4.7%

E.P.S. — basic	$0.90		$0.58		$2.23		$1.56
E.P.S. — diluted	$0.90		$0.58		$2.22		$1.55

Average common shares outstanding—basic	56,656,684		56,732,473		56,605,615		56,801,528
Average common shares outstanding—diluted	57,087,096		57,129,262		56,994,628		57,195,012
SUMMARY BALANCE SHEETS — APRIL 30 ($000) (unaudited)

	2006	2005
Cash and equivalents	$141,494	$85,687
Investments, short term	125,013	41,840
Accounts receivable	223,904	189,622
Inventories	200,159	182,459
Deferred income tax and other	27,711	17,712

Total current assets	718,281	517,320
Fixed assets	149,262	133,814
Investments — joint ventures	2,664	2,482
Goodwill	165,663	161,437
Other assets	26,907	23,986

Total	$1,062,777	$839,039

Current liabilities	$333,154	$246,907
Other liabilities	13,778	10,960
Stockholders’ equity	715,845	581,172

	$1,062,777	$839,039